DATED [11TH DAY OF AUGUST 2006]

$400,000

FACILITY AGREEMENT

BETWEEN

OWLSTONE NANOTECH, INC.

AS BORROWER

-AND-

ADVANCE NANOTECH, INC.

AS LENDER

THIS AGREEMENT is made on the [11th day of August 2006]

BETWEEN

(1)	OWLSTONE NANOTECH, INC. whose registered office is at 600 Lexington Avenue, New York, NY 10022 (“the Borrower”) and;

(2)	ADVANCE NANOTECH, INC. whose registered office is at 600 Lexington Avenue, New York, NY 10022 (“the Lender”) (which expression shall, where applicable, include the Lender’s successors and assigns)

NOW IT IS HEREBY AGREED as follows:

1.  Interpretation

1.1  In this Agreement.

“Advance” means, save as otherwise provided herein, an advance (as from time to time reduced by repayment) made or to be made by the Lender hereunder. For the avoidance of doubt “Advance” shall include amounts remitted to the Borrower by the Lender pursuant to Clause 5.1;

“Available Facility” means, at any time and save as otherwise provided herein, $400,000 less the amount of each Advance which has then been made hereunder,

“Designated Account” means such bank account of the Borrower as the Borrower may from time to time notify the Lender, the first such account being Account No. 89584422 at the Natwest Commercial Banking, Sort code: 60 04 23.

“Equity Financing” the completion of an equity financing for the Borrower.

“Equity Financing Closing” the determination by the Lender and the Borrower of the completion of the Equity Financing.

“Event of Default” means any of those events specified in Clause 15;

“Facility” means the dollar loan facility granted to the Borrower in this Agreement;

“Group” means the Borrower and its subsidiaries;

“Highest Lawful Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever applicable Federal or State law permits the higher interest rate, stated as a rate per annum

“Loan” means the aggregate principal amount for the time being outstanding hereunder;

“Notice of Drawdown” means a notice substantially in the form set out in the Second Schedule;

“Potential Event of Default” means any event which could reasonably be expected to become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default;

“Repayment Date” means the earlier of (i) the Equity Financing Closing or (ii) October 28, 2006;

“Tranche A Commitment” the Lender’s obligation to make one or more loans in an amount of up to $200,000.

“Tranche B Commitment” the Lender’s obligation to make one or more loans in an amount of up to $200,000.

1.2  Any reference in this Agreement to:

the “Lender” shall be construed so as to include its and any subsequent successors and assigns in accordance with their respective interests;

a “business day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which Lenders are generally open for business in New York and London;

a “Clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

an “encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

a “holding company” of a company of incorporation shall be construed as a reference to any company or corporation of which the first mentioned company or corporation is a subsidiary;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) fore the payment or repayment of money, whether present or future, actual or contingent;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to “months” shall be construed accordingly);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state of any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay’ (or, as the case may be, the corresponding derivative form thereof);

a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation:

(i)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(iii)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company of corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a “wholly-owned subsidiary” of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company of corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3  Save where the contrary is indicated, any reference in this Agreement to:

(i)
this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(ii)	a statute shall be construed as a reference to such status as the same may have been, or may from time to time be, amended or re-enacted; and

(iii)	a time of day shall be construed as a reference to New York time.

1.4  Clause and Schedule headings are for ease of reference only.

2.  The Facility

2.1  The Lender grants to the Borrower, upon the terms and subject to the conditions hereof, a loan facility in aggregate amount of $400,000 (four hundred US Dollars).

2.2
The Loan made pursuant to this Agreement shall be evidenced by Notes in an aggregate amount equal to the aggregate unpaid principal amount of the Loan. Each such Note shall be substantially in the from of Exhibit A hereto. At any time the Lender may elect to convert any or all amounts due and unpaid under the Notes, and all accrued by unpaid interest hereunder, into shares of common stock of Borrower at a conversion price of $2.50 per share, or such lower price to equal the lowest per share price of the Borrower’s common stock sold in the Equity Financing.

3.  Purpose

3.1  The Facility is intended for general corporate and working capital purposes of the Borrower.

3.2  Without prejudice to the obligations of the Borrower hereunder, the Lender shall not be obliged to concern itself with the application of amounts raised by the Borrower hereunder.

4.  Conditions Precedent

Save as the Lender may otherwise agree, the Borrower may not deliver any Notice of Drawdown for the Tranche B Commitment and no drawings will take place under Clause 5.1 unless the Lender has confirmed to the Borrower that (i) it has received all of the documents listed in the First Schedule and that each is, in form and substance, satisfactory to the Lender, and (ii) the Chief Executive Officer or Chief Financial Officer of the Lender has approved such drawing.

5.  Availability of the Facility

5.1  On the date hereof, subject to the delivery to the Lender of all the documents listed in the First Schedule, the Lender will remit to the Borrower an Advance in the amount of US Dollar equivalent to the Tranche A Commitment to the Designated Account.

5.2  The Lender will, subject to Clause 4, remit by cheque or wire transfer to the Designated Account upon the delivery of the Notice of Drawdown (or if such day is not a business day, on the next following business day), an amount equal to the amount set forth in such Notice of Drawdown, up to the Tranche B Commitment, less all amounts previously paid pursuant to Section 5.3.

5.3  Alternatively, the Lender will, subject to Clause 4, directly pay Borrower obligations upon receipt of invoice or demand (or if such day is not a business day, on the next following business day), an amount equal to the invoiced or demanded amount, up to the Tranche B Commitment, less all amounts previously paid pursuant to Section 5.2.

6.  Interest

6.1  Each Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made, at a rate per annum equal to 10%, and shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

6.2  All accrued and unpaid interest shall be due on the Repayment Date.

6.3  Upon the Occurrence and during the continuation of an Event of Default in accordance with clause 15, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the Notes shall bear interest at a per annum rate equal to 18% and shall be paid by the Borrower on a monthly basis or on such other date or dates as the Lender may specific by written notice to the Borrower. .

6.4  The Borrower undertakes to indemnify the Lender against:

(i)
any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this. Agreement; and

(ii)	any loss it may suffer as a result of its funding an Advance requested by the Borrower hereunder but not made by reason of the operation of any one of more of the provisions hereof.

7.4
The Borrower and the Lender intend to strictly comply with all applicable laws, including applicable usury laws. In no event shall the Borrower or any other person be obligated to pay, or the Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under any laws of the United States any other applicable State, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Loan at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement which directly or indirectly relate to interest shall ever be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.

7.  Repayment

Subject to any requirement to make early repayment in accordance with Clause 15.1 the Loan shall be repayable by the Borrower on the Repayment Date.

8.  Cancellation and Prepayment

8.1  The Borrower may, by giving to the Lender not less than thirty days’ prior notice to that effect, terminate the Available Facility, without penalty.

8.2  The Borrower may, if it has given to the Lender not less than thirty days’ prior notice to that effect, prepay without penalty the whole of the Loan.

8.3  Any notice of cancellation or prepayment given by the Borrower pursuant to Clause 8.1 or 8.2 shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige the Borrower to make such prepayment on such date.

8.4  The Borrower shall not repay all or any part of the Loan except at the times and in the manner expressly provided for in the Agreement and shall not be entitled to reborrow any amount repaid.

9.5
Upon the termination of all the Available Facility and the prepayment of the entire Loan, including all accrued and unpaid interest thereon and any the satisfaction of any other obligations outstanding hereunder this Agreement shall terminate.

9.  Taxes

9.1  All payments to be made by the Borrower to the Lender hereunder shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Lender receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

9.2  Without prejudice to the provisions of Clause 9.1, if the Lender is required to make any payment on account of tax (not being a tax imposed on the net income of the Lender by the jurisdiction in which it is incorporated) or otherwise on or in relation to any sum received or receivable by it hereunder (including, without limitation, any sum received or receivable under this Clause 9) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, upon demand of the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

9.3  If the Lender intends to make a claim pursuant to Clause 9, it shall notify the Borrower of the event by reason of which it is entitled to make such claim provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

10.  Tax receipts

10.1  If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Lender.

10.2  If the Borrower makes any payment hereunder in respect of which it is required to make any deduction of withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Lender, promptly upon receipt of the same, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

11.  Increased Costs

11.1  If, by reason of any change in law of in its interpretation or administration:

(a)	there is any increase in the cost to the Lender of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances; or

(b)
the Lender becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income of the Lender by the jurisdiction in which it is incorporated) on or calculated by reference to the amount of the Advances and/or to any sum received or receivable by it hereunder.

then the Borrower shall, from time to time on demand of the Lender, promptly pay to the Lender amounts sufficient to indemnify it or any such holding company against, as the case me be, (1) such increased cost (or such proportion of such increased cost as is, in the opinion of the Lender, attributable to its funding or maintaining Advances) or (2) such liability.

11.2  If the Lender intends to make a claim pursuant to Clause 11.1, it shall notify the Borrower of the event by reason of which it is entitled to do so provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

12.  Illegality

If, at any time, it is unlawful for the Lender to make, fund or allow to remain outstanding all or any of the Advances, then the Lender shall, promptly after becomes aware of the same, deliver to the Borrower a certificate to that effect and:

(i)	the Lender shall not thereafter be obliged to make any Advances and the amount of the Available Facility shall be immediately reduced to zero; and

(ii)	if the Lender so requires, the Borrower shall on such date as the Lender shall have specified repay each outstanding Advance and all other amount owing to the Lender hereunder.

In the event that this Clause shall become operative, the Lender will discuss in good faith with the Borrower what alternative funding methods shall be available and agrees to give assistance to the Borrower in obtaining such funding.

13.  Representations

The Borrower represents that:

(i)
it is a corporation duly organised under the Laws of Delaware with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other action required to authorise its execution of this Agreement and its performance of its obligations hereunder has been duly taken;

(ii)
all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement and (b) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding;

(iii)
it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against the Borrower for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative received, trustee or similar officer of it or of any or all of its assets or revenues;

(iv)
it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Group;

(v)
no action or administrative proceeding of or before any court of agency which might have a material adverse effect on the business or financial condition of the Borrower has been started or threatened;

(vi)	save as permitted hereunder no encumbrance exists over all or any of the present or future revenues or assets of the Borrower;

(vii)
the execution by the Borrower of this Agreement and the Borrower’s exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige the Borrower to create any encumbrance over all of any of its present or future revenues or assets (other than as created by the Note);

(viii)	the execution by the Borrower of this Agreement and the Borrower’s exercise of its rights and performance of its obligations hereunder do not and will not:

(a)	conflict with any agreement, mortgage, bond or other instrument or treaty to which such party is a party or which is binding upon it or any of its assets;

(b)	conflict with such party’s constitutional documents and rules and regulations; or

(c)	conflict with any applicable law, regulation or official or judicial order.

14.  Covenants

14.1  The Borrower shall:

(i)
obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all material authorisations, approvals, licenses and consents required in or by the laws and regulations of is jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement;

(ii)
maintain insurances on and in relation to its business and material assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Group;

(iii)
after the delivery of any Notice of Drawdown and before the proposed making of the Advance requested therein, notify the Lender of the occurrence of any event which results in or may reasonably be expected to result in any of the representations contained in Clause 13 being untrue in any material respect at or before the time of the proposed making of such Advance;

(iv)
promptly inform the Lender of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred; and

(v)
ensure that at all times the claims of the Lender against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whole claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

14.2  No member of the Group shall, without the prior written consent of the Lender:

(i)	pay, make or declare any dividend or other distribution in respect of any financial year;

(ii)
create or permit to subsist any encumbrance over all or any of its present or future revenues or assets other than an encumbrance which has been disclosed in writing to the Lender prior to the execution hereof and secures only indebtedness outstanding at the date hereof;

(iii)
make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;

(iv)	issue any further shares or alter any rights attaching to its issued shares in existence at the date hereof; or

(v)
(disregarding sales of stock in trade and licensing of intellectual property rights in each case in the ordinary course of business) sell, lease, transfer or otherwise dispose of, by one of more transactions or series of transaction (whether related or not), the whole or any material part of its revenues or its assets.

15.  Events of Default

15.1  If:

(i)
the Borrower shall fail to pay, within three business days of the due date of any such further period as may be agreed in writing by the Lender, any sum due from it hereunder- at the time, in the currency and in the manner specified herein; or

(ii)
any representation or statement made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves td have been misleading or materially incorrect when made; or

(iii)
the Borrower fails duly to perform of comply with any other obligation expressed to be assumed by it in this Agreement and such failure, if capable of remedy, is not remedied within fourteen days after the Lender has given notice thereof to such party; or

(iv)
any indebtedness of any member of the Group being in aggregate in excess of £10,000 is not paid when due or is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor or creditors of any members of the Group become entitled to declare any indebtedness of such party due and payable prior to its specified maturity; or

(v)
any member of the Group is unable to pay its debts as they fall due, commences negotiations with any one or more of ‘its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

(vi)
any member of the Group takes any corporate action or other steps are taken or legal proceedings are started for its winding up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets save that this clause will not apply in respect of any action taken vexatiously or without cause; or

(vii)	any execution of distress is levied against, or an encumbrances takes possession of the whole or any material part of, the property, undertaking or assets of any member of the Group; or

(viii)
by or under the authority of any government, (a) the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed or (b) all or a majority of the issued shares of the Borrower or the whole or any party (the book value of which is twenty per cent or more of the book value of the whole) of the revenues or assets of the Group is seized, nationalised, expropriated or compulsorily acquired; or

(ix)	the Borrower repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement; or

(x)
at any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations hereunder or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding which would have a material adverse effect on the Lender;

then, and in any such case and at any time thereafter, the Lender may by written notice to the Borrower:

(a)
declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with any other sums then owed by the Borrower hereunder) or declare the Advances to be due and payable on demand of the Lender; and/or

(b)	declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Facility shall be reduced to zero.

15.2  If, pursuant to Clause 15.1, the Lender declares the Advances to be due and payable on demand of the Lender, then, and at any time thereafter, the Lender may by written notice to the Borrower call for repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

16.  Payment Procedures

16.1  On each date on which this Agreement requires an amount denominated in US Dollars to be paid by the Borrower, the Borrower shall make the same available to the Lender by payment in US Dollars and in immediately available, freely transferable, cleared funds to the Lender’s bank account as the Lender may have specified for this purpose.

16.2  On each date on which this Agreement requires an amount denominated in US Dollars to be paid by the Lender to the Borrower or, on behalf of Borrower, directly to a third party upon invoice or demand, the Lender shall make the same available to the Borrower by payment in Dollars and in immediately available, freely transferable, cleared funds to the Designated Account (or such account as the Borrower may have specified for this purpose).

16.3  All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

16.4  All moneys received, recovered or realised by the Lender by virtue of Clause 16.2 may, in the Lender’s discretion, be credited to a suspense or impersonal account and many be held in such account for so long as the Lender thinks fit pending the application from time to time (as the Lender Imay think fit) of such moneys in or towards the payment and discharge of any amounts owing by the Borrower to the Lender hereunder.

17.  Set-Off

The Borrower authorises the Lender to apply any credit balance to which the Borrower is entitled on any account of the Borrower with the Lender in satisfaction of any sum due and payable from the Borrower to the Lender hereunder but unpaid; for this purpose, the Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given to it by this Clause 17.

18.  Costs and Expenses

18.1  The Borrower shall, from time to time on demand of the Lender, reimburse the Lender for all costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of its rights under this Agreement.

18.2  The Borrower shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall, from time to time on demand, indemnify the Lender against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

19.  Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequence successors and assigns.

20.  Assignments

20.1  The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

20.2  The Lender may assign all or any of its rights and benefits hereunder to:

20.2.1
any other person provided that the Lender can demonstrate to the reasonable satisfaction of the Borrower that person is of good credit standing and does not have any interests which conflict with those of the Borrower; or

20.3  any subsidiary or holding company of the Lender or other subsidiary of such holding company (as such terms are defined in the Companies Act 1985) provided that the Borrower agrees to guarantee the performance of the obligations under this Agreement of such company.

21.  Calculation—and Evidence of Debt

21.1  The Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

22.  Remedies and Waivers

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

23.  Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

24.  Notices

24.1  Each communication to be made hereunder shall be made in writing but, unless otherwise states, may be made by telefax, letter.

24.2  Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days’ written notice to the one specified another address) be made or delivered to that other person at the address identified with its signature below and shall be deemed to have been made or delivered at the opening of business on the business day following the date of despatch (in the case of any communication made by telefax) or when left at that address (in the case of any communication made by letter) or (as the case may be) ten days after being deposited in the post postage prepaid in an envelope addresses to it at that address provided that any communication or document to be made or delivered by the Borrower to the Lender shall be effective only when received by the Lender and then only if the same is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or such other department or officer as the Lender shall from time to time specific for this purpose).

25.  Law

This Agreement shall be governed by, and shall be construed in accordance with the laws of the State of New York, without giving effect to its principals or rules of conflicts of laws to the extent such principals or rules would require the application of the laws of another jurisdiction.

26.  Jurisdiction

26.1  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto on the date set out above.

THE BORROWER: OWLSTONE NANOTECH, INC.,
By:

Address: 600 Lexington Avenue New York, NY 10022 Tel: (212) 583-0098 Fax: (212) 583-0001 Email: bret.bader@owlstonenanotech.com Atten: Bret Bader, CEO

THE LENDER: ADVANCED NANOTECH, INC.,

By:

Address: 600 Lexington Avenue New York, NY 10022 Tel: (212) 583-0080 Fax: (212) 583-0001 Email: tom.finn@advanenanotech.com Atten: Thomas Finn, CFO

THE FIRST SCHEDULE
Condition Precedent Documents

(i)	a copy, certified a true copy by a duly authorised officer of the Borrower, of its Memorandum and Articles of Association;

(ii)
a copy, certified a true copy by a duly authorised officer of the Borrower, of a Board Resolution of the Borrower approving the execution, delivery and performance of this Agreement and the terms amid conditions hereof and authorizing a named person or persons to sign this Agreement and any documents to be delivered by the Borrower pursuant hereto;

(iii)
a certificate of a duly authorised officer of the Borrower setting out the names and signatures of the persons authorised to sign, on behalf of the Borrower, this Agreement and any documents to be delivered by the Borrower pursuant hereto or thereto; and

(iv)
a Warrant to purchase 40,000 shares of the Borrower’s common stock (or such greater amount if the lowest per share price of the such sock sold in the Equity Financing is below $2.50 per share) at an exercise price of $1.50 per share.

THE SECOND SCHEDULE
Notice of Drawdown

From: Owlstone Nanotech, Inc.
To: Advance Nanotech, Inc.

Dated:

Dear Sirs,

1.
We refer to the agreement (the “Facility Agreement”) dated _______, 2006 and made between ourselves as borrower and yourselves as lender. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2.
We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed advance], we wish to borrow an Advance in the following amount _____________, up to the Tranche B Commitment, upon the terms and subject to the conditions contained therein.

3.	We confirm that, at the date hereof, the representations set out in Clause 13 of the Facility Agreement are true and no Event of Default of Potential Event of Default has occurred.

4.	The proceeds of this drawdown should be credited to [insert account details].

Yours faithfully,

For an on behalf of Owlstone Nanotech, Inc.

EXHIBIT A

FORM OF SENIOR SECURED SUBORDINATED PROMISSORY GRID NOTE

Up to $400,000

New York, New York
[__________], 2006

FOR VALUE RECEIVED, the undersigned, OWLSTONE NANOTECH, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of ADVANCE NANOTECH, INC. (the “Lender”) and its successors and assigns, the unpaid principal amount set forth on the attached Schedule A (the “Loan”). The Borrower further agrees to pay interest on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates as set forth in the Credit Agreement. All such payments of principal and interest shall be made without offset, counterclaim or deduction of any kind in lawful money of the United States of America and in immediately available funds at such location in the United States of America as the Lender shall designate from time to time.

This Note is given in connection with the Facility Agreement, dated as of [August 11, 2006], among the Borrower and the Lender (the “Facility Agreement”). This Note is one of the Notes referred to in the Facility Agreement and evidences Advances made by the Lender to the Borrower. Capitalized terms used in this Note and not otherwise defined shall have the respective meaning assigned to them in the Facility Agreement and the terms and conditions of the Facility Agreement are expressly incorporated herein and made a part hereof.

At any time the Lender may elect to convert any or all amounts due and unpaid under this Note, and all accrued by unpaid interest hereunder, into shares of common stock of Borrower at a conversion price of $2.50 per share, or such lower price to equal the lowest per share price of the Borrower’s common stock sold in the Equity Financing.

The holder of this Note is authorized (but nor required) to endorse on the schedules annexed hereto and made a part hereof the date and amount of each payment or prepayment of principal with respect to the Loan. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrowers in respect of such Loan.

Upon the commencement by or against the Borrower of any case or other proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or its debts under any bankruptcy, insolvency or other similar law now of hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

The Borrower hereby pledges, assigns and grants to the Lender a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral (as defined below) to secure the prompt and complete payment and performance of its obligations hereunder.

For the purposes of this Note, the term “Collateral” shall mean all Accounts (including all commissions), Chattel Paper, Commercial Tort Claims, Documents, Equipment, Goods, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, Supporting Obligations and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto. Notwithstanding anything to the contrary contained in this definition, Collateral shall not include (i) Accounts, Chattel Paper, Documents, General Intangibles, Instruments or other contractual rights to the extent and for so long as the grant of a security interest herein would violate the terms of the agreement under which such Account, General Intangible or contractual rights arise or exist, or under such Chattel Paper, Document or Instrument, in each case to the extent such prohibition is enforceable under applicable law, (ii) rights under governmental licenses and authorizations to the extent and for so long as the grant of a security interest therein is prohibited by law, (iii) any intent-to-use trademark or service mark application prior to the filing of a statement of use or amendment to allege use, or any other intellectual property, to the extent that applicable law or regulation prohibits the creation of a security interest or would otherwise result in the loss of rights from the creation of such security interest or from the assignment of such rights upon the occurrence and continuance of an Event of Default, and (iv) Equipment that is subject to a Lien securing a purchase money obligation or capital lease obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) validly prohibits the creation of any other Lien on such Equipment.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind with respect to matters relating to this Note.

This Note is expressly subordinated in all rights, including, without limitation, the right of payment, to the prior payment in full of the Borrower’s obligations to the Lender under that certain Facility Agreement, dated as of May 28, 2004.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

THIS TERM NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS TERM NOTE SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

OWLSTONE NANOTECH, INC.

By:
Name:
Title

Schedule A
to Grid Note

GRID SCHEDULE
LOANS; REPAYMENT

Date	Amount of Loan	Amount of Principal Repaid	Notation Made By